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                                                                    EXHIBIT 10.5

                            OFFICE SERVICE AGREEMENT

      This Agreement is made this 29th of October, 1999, by and between Vantas West Wacker, Inc. d/b/a VANTAS ("Center") having offices known and numbered as Suite 700 (the "Facility") in the building located at 333 West Wacker Drive, Chicago, IL 60606 (the "Building") and Bolt Media, Inc. ("Client") a(n) corporation, with an address of 304 Hudson Street, 7th Floor North, New York, NY 10013 for a term of twelve (12) months, commencing on the 15th day of November, 1999, at 9 a.m. (the "Commencement Date") and ending on the 31st day of December, 2000, at 5 p.m. (the "Initial Term") unless renewed in accordance with Paragraph 3.

      In consideration of the foregoing, the parties for themselves, their heirs, legal representatives, successors and assigns, agree as follows:

      1.    CENTER'S OBLIGATIONS.

      a. Subject to the terms and conditions of this Agreement, Center hereby agrees to provide Client for the Term (as defined below in Paragraph 3): (a) the exclusive use of Furnished Private Office(s) number(s) 752 & 788 located in the Facility (the "Premises"); and (b) non-exclusive use of the following services:

      -     Furnished, Decorated, Reception Room with Professional Receptionist

      -     Personalized Telephone Answering During Office Hours

      -     24-hour Voicemail

      - 4 hours of Conference Room per month subject to prior scheduling and use by other Clients

      -     Corporate Identity on Lobby Directory where Available

      -     Receipt of Mail and Packages

      -     Complete Kitchen Facilities with Coffee Service

      -     Utilities and Maintenance

      -     HVAC During Normal Business Hours

      -     Janitorial Services

      - 8 hours per month courtesy of other VANTAS affiliated facilities. Locations subject to current affiliation and availability.



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      b. If, for any reason, Center cannot deliver possession of the Premises to
Client on the Commencement Date, this Agreement will remain in full force and effect; however, there will be an abatement of the Monthly Office Charge for the period between the Commencement Date and the date that the Premises are delivered to Client.

      2.    USE.

      The Premises will be used by Client solely for general office use and such other normally incident uses and for no other purpose, in strict accordance with the Operating Standards, which are annexed hereto as Schedule A. Client will not offer at the Premise any services which Center provides to its Clients, including, but not limited to those services described in Paragraph 1. Client will not make nor permit to be made any use of the Premises, Facility or Building which would violate any of the terms of this Agreement or which, directly or indirectly, is forbidden by law, rule or regulation, which may be dangerous to life, limb or property or which could in any way impair, interfere or tend to impair or interfere with the high quality character, reputation or appearance of the Building or the Facility or with any services performed by Center for Client or for others. The foregoing provisions will also apply to Client's Users (as defined in Paragraph 9).

      3.    RENEWAL.

      Upon expiration of the Initial Term and on any subsequent renewal term (each, a "Renewal Term" and together with the Initial Term, the "Term") of this Agreement, the Agreement automatically will be extended for the same period of time as the Initial Term and upon the same terms and conditions as herein contained except for the amount of the Monthly Office Charge (as defined in Paragraph 4) then in effect, which will each be increased by seven percent (7%), unless either party notifies the other in writing within the period hereinafter specified that the Agreement will not be extended. If Client has less than three offices, such notice will be given at least sixty (60) days prior to the expiration of the Initial Term or the Renewal Term, as the case may be. If Client has three or more offices, such notice will be given at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Term, as the case may be.

      4.    MONTHLY OFFICE CHARGE.

      a. For and during the Term of this Agreement, Client will pay to Center, on or before the first day of each month after the Commencement Date, the sum of $2,422.00 as Monthly Office Charge (subject to increase in accordance with Paragraph 3 above) for the Premises. If any payment of Monthly Office Charge or other charge due under this Agreement is not received within five (5) calendar days after its due date, the Client will also pay, in addition to Monthly Office Charge, a late payment charge which will be an amount equal to ten percent (10%) of any amount owed to Center or Fifth Dollars ($50.00) whichever is greater. The financial terms of this Agreement are strictly confidential and Client agrees not to knowingly or willfully divulge this information to any other Client or potential Client of Center.

      b. The Monthly Office Charge payable during the Term of this Agreement is subject to increase following notification of any increase in the rent, operating expenses or taxes which


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the Center might receive under the Main Lease (as defined in Paragraph 20), including any increase in respect of post periods under the Term. Center will promptly notify Client in writing of any such increase, and will bill Client for its pro rata share thereof.

      c. The Monthly Office Charge is based on the value of the use of the Premises and services to be used by three (3) person(s) only. If more than said number of person(s) regularly use the Premises or services, the Monthly Office Charge will be increased in an amount equal to One Hundred Fifty Dollars ($150.00) for each such additional person.

      d. If a Client check is returned for any reason, Client will pay an additional charge of One Hundred Dollars ($100.00) per returned check and, for the purpose of considering default and/or late charges, it will be as if the payment represented by the returned check had never been made.

      5.    REFUNDABLE RETAINER.

      a. Client will deposit with Center $3,633.00 in good or certified funds, as a non-interest bearing refundable retainer. Center may use the refundable retainer to cure any default of Client under this Agreement, to restore the Premises, including any and all furniture, fixtures and equipment, provided by Center to its original condition and configuration, reasonable wear and tear excepted, to pay for repairs to any damage to the Premises, Facility and/or Building, caused by Client or Client's guests, or to pay any Monthly Office Charge or other charges that Client owes Center at or prior to the expiration of the Term of this Agreement.

      b. The refundable retainer (less any sums used by Center in accordance with the terms and conditions of this Agreement) will be returned within sixty
(60) days after the termination of any services rendered or expiration of the Term. Client may not direct or request that the refundable retainer be applied in lieu of the final payment(s) of Monthly Office Charge or service charges under this Agreement.

      c. In the event that Center applies any of the refundable retainer deposited pursuant to this Agreement, Center will have the right to charge the Client, and Client will pay, in addition to any Monthly Office Charge, such sums as are necessary to cause the refundable retainer to be returned to its entire original amount.

      6.    SERVICES.

      a. Provided Client is not in default of this Agreement, Center will make available certain services to Client as more particularly described in Paragraph
1. Charges for such services will be included as part of the Monthly Office Charge.

      b. Client shall pay a monthly amount equal to One Hundred Twenty Dollars ($120.00) per office in respect of the monthly service package (the "Monthly Service Package"). Payment of such amount will be on the same terms and conditions as those governing the payment of the Monthly Office Charge. The Monthly Service Package will entitle the Client to receive upon request an aggregate of four hours per month of clerical and/or word processing services from the center.


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      c. In addition to the Monthly Service Package, upon request, Center will make available to Client additional services as Center may make generally available, the charges for which will be established as per Center's then scheduled rates as determined by Center. Payment for these services will be subject to the same terms and conditions as those governing the payment of the Monthly Office Charge. Center will have no obligation to provide such services if Client is in default of this Agreement or if the anticipated charges exceed the amount of the refundable retainer. When providing services to Client that involve third panics, Center will have the right to require Client to pay, or to reimburse Center for, the fees and expenses of such third party in advance.

      7.    TELEPHONE SERVICES.

      a. Provided Client is not in default of this Agreement, Center will make available to Client a telecommunications package, the charges for which will be established as per Center's then scheduled rates as determined by Center. Payment for these services will be subject to the same terms and conditions as those governing the payment of the Monthly Office Charge. All telephone numbers used by Client will remain at all times the property of Center and Client will acquire no rights in the components of the telecommunications package whatsoever.

      b. Client hereby agrees to indemnify, hold harmless and to reimburse Center for all charges associated with (1) any toll fraud traceable to telecommunications services provided by Center to Client including, but not limited to, unauthorized use of calling cards or telephone lines, and (2) any advertising costs of Client involving the telephone number assumed to it, including, without limitation, yellow pages advertising (it being understood that Center is under no obligation to procure such advertising and that any such advertising by Client is subject to the Operating Standards).

      c. It is expressly acknowledged and agreed that Center will be the sole aid exclusive provider of telecommunication services to Client. Client hereby agrees and covenants that it will not use any other telephone service or telephone carrier to provide it service in the Premises.

      d. Center shall not be liable for any interruption or error in the performance of its services to Client under this Paragraph "7." Client waives any recourse against Center arising from the provision of such services, including, without limitation, any claim of business interruption or for any indirect, incidental, special, consequential or punitive damages, except for claims arising out of willful misconduct by Center.

      8.    LIMITATION OF LIABILITY/INSURANCE

      a. Client will indemnify and hold harmless Center from and against any loss, damage, injury, liability or expense to or of personal property occasioned by or resulting from any willful misconduct or grossly negligent act on the part of Client or Client's Users. Center will not be liable to Client or to any other person on account of loss, damage or theft to any business or personal property of Client. Center will not be liable for any loss, damage, injury, liability or expense to or of person or property except as may result from Center's willful misconduct or grossly negligent acts. Center will indemnify and hold harmless Client from and against any loss, damage, injury, liability or expense to or of person or property occasioned by or


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resulting from any willful misconduct or grossly negligent act on the part of the Center, its agents, employees, or invitees, or persons permitted on the Premises by Center.

      b. Center will not be liable for any claim of business interruption or for any indirect, incidental, special, consequential exemplary of punitive damages arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of same. Neither Center nor any of its agents, employees, officers or directors will be deemed to be making any representations or warranties, whether express or implied, as to the ability of any systems, including, without limitation, computer and electronic based equipment relating to the Building, Facility or Premises or to any services to be provided hereunder to process date fields relating to the Year 2000 nor will any of them be liable for the failure of such systems to process such date fields. Center's liability under this Agreement will in no event exceed the amount paid by Client for the services for which the claim arose. The parties agree to the allocation of risk contained herein.

      c. Client will, prior to the Commencement Date of this Agreement provide Center with a certificate of insurance evidencing General/Public Liability coverage with liability limits of not less than One Million Dollars ($1,000,000.00) per occurrence for Bodily Injury and/or Property Damage Liability and One Hundred Thousand Dollars ($100,000.00) per occurrence for Fire/Legal Liability. Said insurance coverage will remain in force during the Term of this Agreement. VANTAS Incorporated and Vantas West Wacker, Inc., will be named as an additional named insured on each of these policies. Client's failure to provide or maintain such insurance will not reduce or otherwise alter Client's liability or responsibility to pay any judgment rendered against Client for any liability or damages. All insurance required to be maintained by Client shall include a waiver of subrogation in favor of Center and the landlord under the Main Lease. Center will not have any obligation to maintain insurance for Client's benefit.

      d. The provisions of this Paragraph 8 will survive the expiration or earlier termination of the term of this Agreement.

      9.    OPERATING STANDARDS.

      The Operating Standards attached to this Agreement as Schedule A are hereby made an integral part of this Agreement. Client, its employees, agents, guests, invitees, visitors and/or any other persons caused to be present in and around the Premises by the Client ("Client's Users") will perform and abide by the Operating Standards then in effect.

     10.   EMPLOYMENT OR CENTER'S EMPLOYEES.

      Client agrees that it will not, during the Term of this Agreement and for a period of one year thereafter, directly or indirectly, employ or offer to employ any person who is or has been an employee of Center without prior consent from Center. If Client hires either an employee of Center or any person who has been an employee of Center within six months prior to the time such person is hired by Client, Client will be liable to Center for liquidated damages equal to six months wages of the employee, at the rate last paid that employee by Center. The provisions of this paragraph will survive the Term of this Agreement.


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      11.   ACCESS.

      Center and its agents will have the right of access to the Premises at any time for the purpose of (i) making any repairs, alterations and/or inspections which it deems necessary in its sole discretion for the preservation, safety or improvements of the Premises, or (ii) to show the Premises to prospective Clients, without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against Client.

      12.   RELOCATION.

      Client agrees that the Center may, in its sole discretion, relocate the Client from its present Premises to a like or similar office space within the same Facility upon ten (10) days' notice to the Client. In the event that the Center requires the Client to relocate, the Center will bear the reasonable moving costs of any such relocation. All of terms and conditions of this Agreement, other than the designation of the Premises provided herein, will remain unaffected and in full force and effect.

       13.  ASSIGNMENT AND SUBLETTING.

      No assignment or subletting of the Premises, this Agreement or any part thereof will be made by Client without Center's prior written consent, which consent may he withheld in Center's sole discretion. Center may assign its rights and its obligations under Agreement in whole or in part without Client's consent.

      14.   TERMINATION.

      a. On expiration or earlier termination of the Term, Client will, without demand, promptly surrender and deliver the Premises, including any furniture, fixtures and equipment provided by Center, to Center in its original condition and configuration, reasonable wear and tear excepted. If Client fails to so surrender and deliver the Premises, Client agrees to pay Center, as liquidated damages, a sum equal to twice the Monthly Office Charge for each month or portion thereof that the Client retains possession of the Premises.

      b. If Client vacates the Premises and leaves behind any property, whatsoever, such property will be deemed abandoned by Client and may be disposed of by Center at Client's expense and without liability to Center.

      c. In the event the Premises, the Facility or the Building is damaged, destroyed or taken by eminent domain, either party may terminate this Agreement without liability on (30) days' written notice to the other party.

      d. Upon early termination of the Main Lease, this Agreement will terminate without liability to any party unless the Landlord under such Main Lease elects to have this Agreement assigned to such Landlord or another entity as provided in such Main Lease.



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      15.   DEFAULT AND REMEDIES.

      a. Client will be deemed to be in default of this Agreement if Client fails to fulfill any of its terms, conditions, covenants or provisions of this Agreement, including but not limited to (1) payment of Monthly Office Charge and/or any other charges hereunder within ten days of the date such charges become due: or the abandonment and/or vacatur of the Premises by the Client prior to expiration of the Term, or (2) if Client becomes insolvent, makes an assignment for the benefit of creditors or files a voluntary petition, or has an involuntary petition flied against it, under any bankruptcy or insolvency law.

      b. In case of such default, the Center may, at its sole discretion, terminate this Agreement upon five (5) days' notice to the Client. Upon the expiration the five day period, Client will vacate the Premises. Should Client fail to vacate the Premises, the Center may:

      i. re-enter and remove property therefrom; and

      ii. disconnect any telephone lines installed for the benefit of Client;
and

      iii. cease supplying Client with the services described in Paragraph 1 hereof.

      If Client defaults and Center takes any of the foregoing action, or changes the locks, removes Client's property, or otherwise denies access to Client, Center will not be liable for any damages to the Client.

      c. In addition to the foregoing, Center may elect to accelerate all of Client's obligations hereunder, including without limitation, Monthly Office Charge and other monthly recurring charges, for all or part of the term. Center is under no obligation, implied or otherwise, to mitigate its damage(s) under a default by Client.

      d. Should Center be unable to enter into another office service agreement relating to chic Premises, or should Center enter into another office service agreement relating to the Premises for less than the Monthly Office Charge which Client is obligated to pay under this Agreement, Client will pay the amount of such deficiency, plus the expenses of entering into such other service agreement relating to the Premises, immediately in one lump sum, to Center upon demand and/or at Center's option as such obligations accrue hereunder.

      e. In connection with any default by Client under this Agreement, if Center incurs attorney's fees and/or costs of collection or of ensuring performance, Client will pay all such sums with interest, and such sums will be deemed to be owed by Client in addition to the Monthly Office Charge hereunder, and if the Term has expired at the time of incurring such sums, such sums will be recoverable by Center as damages.

      16.   MAIL & TELEPHONE FORWARDING.

      Upon expiration of the Term, Center will, unless otherwise instructed by Client in writing no later than thirty (30) days prior to the expiration of the Term, forward mail to Client at its new address and give out Client's new telephone number via a voice mail message for a period of three (3) months at the rate of One Hundred Fifty Dollars ($150.00) per month, which sums will be deducted from any amounts deposited with the Center from the refundable retainer deposited hereunder or will otherwise be paid to the Center in advance. Unless the Client pays the Charge


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set forth herein to the Center in advance, Center will have no obligation to provide the services set forth herein. Except as expressly provided herein, Center will have no obligation to notify any person or entity of Client's new telephone number and address.

      17.   NOTICES.

      Any notice under this Agreement will be in writing and will be either delivered by hand, first-class mail or by overnight courier to the party at the address set forth below. Center hereby designates its address as:

      Vantas West Wacker, Inc.
      333 West Wacker Drive, Suite 700
      Chicago. II. 60606
      Phone: (312) 444-2000
      Fax:  (312) 641-3096
      Attn: Management

Client hereby designates its address (which address must be addressed within the United States), as:

      Bolt Media, Inc.
      Attn:  Jeanne Sachs
      304 Hudson Street, 7th Floor North
      New York. NY 10013
      Phone:  (212) 620-5900 ext. 291
      Fax:  (212) 620- 4315

If such mail is properly addressed and mailed as above, it will be deemed notice for all purposes, given when sent or delivered, even if returned as undelivered.

      18.   SEVERABILITY.

    The invalidity of any one or more of the sections, subsections, sentences, clauses or words contained in this Agreement or the application thereof to any particular set of circumstances, will not affect the validity of the remaining portions of this Agreement or of their valid application to any other set of circumstances. Regardless of whether or not either party has elected to consult with legal counsel in reviewing this Agreement, it is the intent of the parties that in no event will the terms, conditions or provisions of this Agreement be construed against either party as the drafter of this Agreement.

    19. EXECUTION BY CLIENT.

    The party or parties executing this Agreement on behalf of the Client warrant(s) and represent(s): (i) that such executing party (or parties) has (or have) complete and full authority to execute this Agreement on behalf of Client; and (ii) that Client will fully perform its obligations hereunder.


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      20.   MISCELLANEOUS.

      a. Failure of the Center to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, or acceptance of full or partial payment during the continuance of any such breach, will not constitute a waiver of any such breach or any such term or condition. No term or condition of this Agreement required to be performed by Client and no breach thereof, will be waived, altered or modified, except by a written instrument executed by Center.

      b. Time is of the essence as to the performance by Client of all covenants, terms and provisions of this Agreement.

      c. This Agreement embodies the entire understanding between the parties relative to its subject matter, and will not be modified, changed or altered in any respect except in writing signed by all parties.

      d. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

      e. This Agreement is subject and subordinate to the Building lease governing the Facility, under which Center is bound as tenant (the "Main Lease") and the provisions of the Main Lease, other than as to the payment of Monthly Office Charge or other monies, are incorporated into this Agreement as if completely herein rewritten. Client will comply with and be bound by all provisions of the Main Lease except that the payment of Monthly Office Charge will be governed by the provisions of this Agreement, and Client will indemnify and hold Center harmless from and against any claim or liability under the Main Lease arising front Client's breach of the Main Lease or this Agreement.


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IN WITNESS WHEREOF, Center and Client have executed this Agreement as of the date first above written.

CENTER: VANTAS WEST WACKER, INC.

By:
   ---------------------------------------------


CLIENT:         BOLT MEDIA, INC.

(If a corporation)

By:             /s/ Jeanne Sachs
   ---------------------------------------------
Name:           Jeanne Sachs
     ---------------------------------------------
Title:                        VP Sales
      ---------------------------------------------
            [Corporate Seal]

CLIENT:

(If an individual or partnership)

By:
   ---------------------------------------------
By:
   ---------------------------------------------


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